Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information contact:
Kate Mulhearn, 310.231.4015 (media)
kmulhearn@kbhome.com
Kelly Masuda, 310.231.4184 (IR)
kmasuda@kbhome.com

KB HOME ANNOUNCES OFFERING OF $250 MILLION SENIOR NOTES

     LOS ANGELES, January 13, 2004 — KB Home (NYSE: KBH) announced today that it has priced $250 million aggregate principal amount of 5 3/4% Senior Notes due 2014 in a private placement. The senior notes will be guaranteed by certain KB Home subsidiaries. The offering is expected to close on or about January 28, 2004, subject to customary closing conditions.

The notes will be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The senior notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or a solicitation of any offer to buy such senior notes, nor shall there be any sale of the senior notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. This press release is issued pursuant to and in accordance with Rule 135c under the Securities Act.